FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257991-05

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 08/01/22 10:06:19 UTC-4:00

Subject: NEW ISSUE CMBS: BANK 2022-BNK43 *PUBLIC IPTs*

2022-BNK43 - PUBLIC NEW ISSUE

**IPTs** $920.089MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BOFA SECURITIES, INC.
MORGAN STANLEY & CO. LLCBANK

CO-MANAGERS:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC
SIEBERT WILLIAMS SHANK & CO., LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/MOODY'S	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY	IPTs
A-1	AAAsf/AAA(sf)/Aaa(sf)	16.160	30.000%	2.46	35.4%	20.9%	P+ 125a
A-2	AAAsf/AAA(sf)/Aaa(sf)	46.018	30.000%	4.90	35.4%	20.9%	P+ 130a
A-3	AAAsf/AAA(sf)/Aaa(sf)	3.443	30.000%	6.89	35.4%	20.9%	Preplaced
A-SB	AAAsf/AAA(sf)/Aaa(sf)	23.908	30.000%	7.35	35.4%	20.9%	Preplaced
A-4*	AAAsf/AAA(sf)/Aaa(sf)	250.000	30.000%	9.68	35.4%	20.9%	A5 -2bp
A-5*	AAAsf/AAA(sf)/Aaa(sf)	385.154	30.000%	9.86	35.4%	20.9%	P+152a
X-A	AAAsf/AAA(sf)/Aaa(sf)	724.683	N/A	N/A	N/A	N/A
X-B	A-sf/AAA(sf)/NR	195.406	N/A	N/A	N/A	N/A
A-S	AAAsf/AAA(sf)/Aa1(sf)	100.938	20.250%	9.91	40.3%	18.3%	P+195a
B	AA-sf/AA(sf)/NR	50.469	15.375%	9.97	42.8%	17.3%	P+ 235a
C	A-sf/A-(sf)/NR	43.999	11.125%	9.97	44.9%	16.4%	P+ 300a

*Sizes and WAL’s are subject to change as detailed in the attached Term Sheet.

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	FITCH/KBRA/MOODY'S	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBB-sf/BBB-(sf)/NR	50.469	N/A	N/A	N/A	N/A
D	BBBsf/BBB+(sf)/NR	28.470	8.375%	9.97	46.3%	15.9%
E	BBB-sf/BBB-(sf)/NR	21.999	6.250%	9.97	47.4%	15.6%

NON-OFFERED ELIGIBLE VERTICAL INTEREST

CLASS	FITCH/KBRA/MOODY'S	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
RRI	NR/NR/NR	~54.487	N/A	9.44	N/A	N/A

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$1,089,749,733
NUMBER OF LOANS:	61
NUMBER OF PROPERTIES:	103
WA CUT-OFF LTV:	50.6%
WA BALLOON LTV:	48.9%
WA U/W NCF DSCR:	2.48x
WA U/W NOI DEBT YIELD:	14.6%
WA MORTGAGE RATE:	5.2506%
TOP TEN LOANS %:	59.2%
WA REM TERM TO MATURITY (MOS):	116
WA REM AMORTIZATION TERM (MOS):	360
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB(48.9%), MSMCH(34.1%), BANA(13.5%), NCB(3.4%)

TOP 3 PROPERTY TYPES:	OFFICE(29.6%), RETAIL(26.0%), HOSPITALITY(14.5%)

TOP 5 STATES:	AZ(16.1%), TX(13.9%), NY(13.8%), CA(12.3%), DC(7.7%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICER:	GREYSTONE SERVICING COMPANY LLC AND NATIONAL COOPERATIVE BANK, N.A.

DIRECTING CERTIFICATEHOLDER:	GREYSTONE INVESTMENT CAPITAL LLC

DOCUMENTS & TIMING

TERM SHEET, ANNEX A-1: AVAILABLE

PRELIM PROSPECTUS: TOMORROW

PRESALE REPORTS: TODAY/TOMORROW

ANTICIPATED PRICING: WEEK OF AUGUST 1, 2022

ANTICIPATED SETTLEMENT: AUGUST 25, 2022

THIRD PARTY PASSWORDS:

Name PW

BBG/Trepp BANK 2022-BNK43 WF22BNK43

Intex BNK22B43 qk881csrbuud1j0isih1z

CONFERENCE CALLS: UPON DEMAND

LIVE GLOBAL INVESTOR CALL ON MONDAY, AUGUST 01 AT 3 PM ET:

PARTICIPANT OPERATOR ASSISTED DIAL-IN

United States Toll-Free: +1 833 470 1428

United States Toll/International: +1 404 975 4839

Access Code: 993782

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-257991) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see:

https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.